Exhibit 99.1
Analog Devices Appoints Dr. Laurie H. Glimcher to Board of Directors

August 18, 2020 - Norwood, MA
Analog Devices, Inc. (NASDAQ: ADI) today announced the appointment of Dr. Laurie H. Glimcher, MD, to the Board of Directors as an independent director, effective immediately. Dr. Glimcher is currently a Professor of Medicine at Harvard Medical School and the President and Chief Executive Officer of the Dana-Farber Cancer Institute.
Dr. Glimcher’s appointment expands the Board to 11 directors, nine of whom are independent. She will be a member of the Board’s Compensation Committee.
“We are excited to have Laurie join the ADI Board as we continue to invest and develop innovative healthcare solutions for our customers,” said Ray Stata, ADI Chairman of the Board. “Laurie is a distinguished immunologist with extensive experience working in both private and public settings to advance research, medical education and health policy. In addition, Laurie is a pioneering mentor and strong advocate promoting women’s role in science. The insights she has gained over her medical career will be of great benefit to ADI as we aim to accelerate the growth of our healthcare business.”
Dr. Glimcher speaks nationally and internationally on cancer, immunology, skeletal biology, and translational medicine, and has contributed more than 350 scholarly articles and papers to the medical literature. She also currently serves on the Board of Directors at GlaxoSmithKline Pharmaceutical Corporation.
In addition to a number of senior leadership roles held at both Harvard Medical School and Harvard School of Public Health from 1982 to present, she has also served as the Stephen and Suzanne Weiss Dean and Professor of Medicine of Weill Cornell Medicine and Provost for Medical Affairs of Cornell University. She is a member of the Board of Trustees at the Dana-Farber Cancer Institute and a member of the US National Academy of Sciences, the National Academy of Medicine, the American Academy of Arts and Sciences and the American Philosophical Society. She previously served on the Board of Directors of Bristol-Myers Squibb Pharmaceutical Corporation and Waters Corporation.
She is also the recipient of many awards and honors. In 2018, she received the American Association of Immunologists Lifetime Achievement Award; the Indiana University School of Medicine's Steven C. Beering Award for outstanding research contributions to advancement of biomedical or clinical science; and the L'Oréal-UNESCO Award for Women in Science. She has also received the 2017 George M. Kober Medal and the 2017 Award for Distinguished Research in the Biomedical Sciences from the Association of American Medical Colleges (AAMC).
Dr. Glimcher is a magna cum laude graduate of Radcliffe College, and holds an MD degree cum laude from Harvard Medical School.

About Analog Devices
Analog Devices (Nasdaq: ADI) is a leading global high-performance analog technology company dedicated to solving the toughest engineering challenges. We enable our customers to interpret the world around us by intelligently bridging the physical and digital with unmatched technologies that sense, measure, power, connect and interpret. Visit http://www.analog.com.

(ADI-WEB)

For more information, please contact:

Analog Devices, Inc.
Mr. Michael Lucarelli
Sr. Director of Investor Relations
781-461-3282
investor.relations@analog.com